UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

April 22, 2008

MAGELLAN HEALTH SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-6639	58-1076937
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

55 NOD ROAD
AVON, CONNECTICUT		06001
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (860) 507-1900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

Magellan Health Services, Inc. (the “Company”) currently provides managed behavioral healthcare services for the State of Tennessee’s TennCare program (“TennCare”).  The TennCare program is divided into three regions, and the Company currently serves all of the TennCare membership for the East Grand and West Grand regions and TennCare’s Select, DCS Custody and SSI Children in the Middle Grand region.

In January 2008, TennCare issued a Request for Proposals (“RFP”) for the management of the integrated delivery of behavioral and physical medical care to TennCare enrollees in the East Grand and West Grand regions by managed care organizations. The Company submitted bids for both regions with Coventry Health Care, Inc. (“Coventry”) through a subcontract under which the Company would have managed the behavioral healthcare benefits for any contract awarded to Coventry pursuant to the RFP.

On April 22, 2008, the State announced the winning bidders to the RFP process.  Coventry/Magellan was not a winning bidder. Accordingly, the Company will not be providing services in the East Grand and West Grand regions after the implementation dates for the new TennCare contracts, which the State has announced are November 1, 2008 for the West Grand Region and January 1, 2009 for the East Grand Region. It is possible that the Company will continue to manage TennCare’s Select, DCS Custody and SSI Children in the East Grand and West Grand regions as well as in the Middle Grand Region.  There can be no assurance that TennCare will continue to contract with the Company for management of benefits for such recipients.  The Company’s revenues for the year ended December 31, 2007 from the children’s programs were approximately $20 million, $8 million and $14 million for the Middle Grand, East Grand and West Grand regions, respectively.

For the year ended December 31, 2007 total revenue derived under the Company’s current contracts from TennCare enrollees residing in the East Grand and West Grand regions amounted to approximately $135 million and $106 million, respectively, excluding revenues associated with the programs for children referred to above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN HEALTH SERVICES, INC.

Date: April 22, 2008	By:	/s/ Mark S. Demilio
		Name:	Mark S. Demilio
		Title:	Executive Vice President and Chief Financial Officer